EXHIBIT 99.1
[PRESS RELEASE]
Emageon Elects Doug French to its Board of Directors
BIRMINGHAM, Ala., Oct. 19 /PRNewswire-FirstCall/ — Emageon Inc. (Nasdaq: EMAG), a leading provider of enterprise visual medical systems to hospitals and healthcare networks, announced today the election of Douglas D. French, to its board of directors. This appointment expands Emageon’s board to nine directors.
Mr. French is Principal and Founder of JD Resources, LLC, a healthcare advisory firm in St. Louis, Missouri. Prior to founding JD Resources, he served from 2001 to 2004 as President and CEO of Ascension Health, the largest not-for-profit hospital network in the United States and an Emageon customer. His position as CEO of Ascension was the culmination of a 25-year career of hospital and healthcare administration positions, including service at Daughters of Charity National Health System, Central Indiana Health System and St. Vincent-Community Health Network in Indianapolis, Indiana, St. Mary’s Medical Center in Evansville, Indiana and St. Thomas Hospital in Nashville, Tennessee.
Mr. French also serves as a director of Herman Miller Inc. (NASDAQ:MLHR), a producer and distributor of business interior furnishings, and was formerly a board member of Catholic Healthcare West, the eighth largest hospital network in the United States and an Emageon customer. He is a Fellow in the American College of Healthcare Executives. He graduated from Trevecca Nazarene University with a Bachelor of Science and has a Master’s degree in Hospital and Health Services from Xavier University.
“We are honored to have Doug join the Emageon board,” said Chuck Jett, Emageon’s Chairman, CEO and President. “His extensive experience as an executive in a large multi-hospital network and his recognition as an industry thought leader will bring a valuable strategic perspective to our board.”
About Emageon
Emageon provides an enterprise-level advanced visualization and infrastructure solution for the clinical analysis and management of digital medical images for multi-hospital networks, community hospitals and diagnostic imaging centers. Emageon’s software provides physicians in multiple medical specialties such as cardiology, radiology, and orthopedics, among others, with dynamic tools to manipulate and analyze images in two and three dimensions. With these tools physicians have the ability to better understand internal anatomic structure and pathology, which can improve clinical diagnoses, disease screening and therapy planning. Emageon’s open standards-based solution is designed to help customers improve staff productivity, automate complex medical imaging workflow, lower total cost of ownership and provide better service to physicians and patients. For more information, please visit www.emageon.com.